HAND & HAND, a professional corporation

24351 Pasto Road, #B

Dana Point, California 92629

(949) 489 2400

August 28, 2008

New Millennium Products

Re:Registration Statement on

Form S-1 (the "Registration Statement")

Gentlemen:

You have requested our opinion as to the legality of the issuance by you (the "Corporation") of 800,000 shares of common stock ("Shares"), all as further described in the Registration Statement on Form S-1 expected to be filed with the U.S. Securities and Exchange Commission on or about August 28, 2008.

As your counsel, we have reviewed and examined:

1.

The Articles of Incorporation of the Corporation;

2.

The Bylaws of the Corporation;

3.

A copy of certain resolutions of the corporation; and

4.

The Registration Statement, as proposed to be filed

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, we are of the opinion that the Shares to be offered pursuant to the Registration Statement, are and will be legally issued, fully paid and nonassessable. Our opinion is based on the relevant state statutes and the judicial interpretations thereof in the state of Wyoming.

No opinion is expressed herein as to the application of state securities or Blue Sky laws.

We consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement.  In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HAND & HAND

a professional corporation